As filed with the Securities and Exchange Commission on May 30, 2006

Registration No. 333-133995

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NUMBER 1
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Scopus Video Networks Ltd.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

10 Ha’amal St., Park Afek,
Rosh Ha’ayin 48092, Israel
(972-3) 900-7777

(Address of principal executive offices)
2000 Employee Incentive Share Option Plan
Executive Option Plan
2001 Amended and Restated Share Option Plan
(Full title of the Plan(s))

Yaron Simler, Worldwide President
Scopus Video Networks Inc.
100 Overlook Center Drive
Princeton, NJ 08540
(609) 987-8090

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Heather A. Stone, Adv.
Itay Frishman, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv 67021, Israel

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Ordinary shares, par value NIS 1.40 per share (2)	221,645	2.8	620,606	66.40

Ordinary shares, par value NIS 1.40 per share (3)	413,088	2.8	1,156,646.4	123.76

Ordinary shares, par value NIS 1.40 per share (4)	2,323,564 185,387 301,577 25,206 29,321	2.8 4.312 7.84 8.344 8.4	6,505,979.2 799,388.744 2,364,363.68 210,318.864 246,296.4	696.14 85.53 252.98 22.50 26.353

Ordinary shares, par value NIS 1.40 per share (5)	2,523,161	5.287	13,339,952.207	1,427.37

Total	6,022,949		25,243,551.5	2,701.03*

* Registration Fee previously paid.

(1)	This registration statement covers 6,022,949 ordinary shares of the Registrant, par value 1.40 NIS per ordinary share, which may be issued upon the exercise of options which have been granted or may hereafter be granted under the Registrant’s 2000 Employee Incentive Share Option Plan, Registrant’s Executive Option Plan, and Registrant’s 2001 Amended and Restated Share Option Plan (“Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)	These shares are issuable upon exercise of outstanding options under the Registrant’s 2000 Employee Incentive Share Option Plan with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee for shares issuable upon exercise of such options have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

(3)	These shares are issuable upon exercise of outstanding options under the Registrant’s Executive Option Plan with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee for shares issuable upon exercise of such options have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

(4)	These shares are issuable upon exercise of outstanding options under the Registrant’s 2001 Amended and Restated Share Option Plan, with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee for shares issuable upon exercise of such options have been computed upon the basis of the price at which the options may be exercised. The offering price per share set forth for such shares is the exercise price per share at which such options are exercisable.

(5)	These shares are issuable upon exercise of options that have not yet been granted and registered under the Registrant’s 2001 Amended and Restated Share Option Plan. Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Nasdaq National Market on May 5, 2006.

EXPLANATORY NOTE

        This Post-Effective Amendment Number 1 to Form S-8 is being submitted as an amendment to the Form S-8 filed May 11, 2006, to correct a typographical error in note 1 to the Calculation of Registration Fee Table, and to file, as Exhibit 4.1, the Registrant’s 2001 Amended and Restated Share Option Plan.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

        The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Commission are incorporated by reference herein:

        (a)        The Registrant’s annual report on Form 20-F (File No.: 001-14662), dated April 17, 2006, which includes audited financial statements for the Registrant’s latest fiscal year.

        (b)        All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

        (c)        The description of the Registrant’s Ordinary Shares contained in the Registrant’s Statement on Form 8-A (File No: 000-51654), filed December 7, 2005 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Our amended and restated articles of association allow us to indemnify, exculpate and insure our office holders to the fullest extent permitted under the Israeli Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders if the office holder is a director. Our articles of association also allow us to indemnify any person who is not our office holder, including an employee, agent, consultant or contractor who is not an office holder.

        Under the Israeli Companies Law, a company may indemnify an office holder against any monetary liability incurred in his or her capacity as an office holder whether imposed on him or her or incurred by him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by court. A company also can indemnify an office holder against reasonable litigation expenses including attorneys’ fees, incurred, whether or not paid by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third-party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent, or in which an indictment was not brought against the office holder.

        In addition, a company may indemnify an office holder against reasonable legal fees, including attorney’s fees, incurred, whether or not paid by him, by him or her in consequence of an investigation or proceeding instituted against him or her by an authority that is authorized to conduct such investigation or proceeding, and that was resolved without an indictment against him or her and without imposing on him or her financial obligation as an alternative of a criminal proceeding, or that was resolved without filing an indictment against him or her but with the imposition on him or her of a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent.

        Under the Israeli Companies Law, a company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than litigation expenses, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

        Under the Israeli Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, including a breach arising out of negligent conduct of the office holder, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party.

        Under the Israeli Companies Law, a company may exculpate an office holder from a breach of duty of care in advance of that breach. Under our articles of association we may also exculpate an officer retroactively, to the extent permitted by law. Our articles of association provide for exculpation both in advance or retroactively, to the extent permitted under Israeli law. A company may not exculpate an office holder from a breach of duty of loyalty towards the company or from a breach of duty of care concerning dividend distribution or a purchase of the company’s shares by the company or other entities controlled by the company.

        Under the Israeli Companies Law, however, an Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

        Our audit committee, board of directors and shareholders have resolved to indemnify our directors and officers to the extent permitted by law and by our articles of association for liabilities not covered by insurance and that are of certain enumerated types of events.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

4.1	2001 Amended and Restated Share Option Plan

4.2	2000 Employee Incentive Share Option Plan (incorporated by reference to Exhibit 10.7 from the Company's Form F-1 dated November 18, 2005).

4.3	Executive Option Plan (Executive Option Plan (incorporated by reference to Exhibit 10.9 from the Company's Form F-1 dated November 18, 2005).

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.*

23.1	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in Exhibit 5.1)*

23.2	Consent of Brightman Almagor & Co.

24.1	Power of Attorney (see Signature Page)*

* Previously filed

Item 9. Undertakings.

        (a)         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant, Scopus Video Networks Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’ayin, in the State of Israel, on May 30, 2006.

SCOPUS VIDEO NETWORKS LTD. By: /s/ David Mahlab —————————————— David Mahlab Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons for Scopus Video Networks Ltd. in the capacities indicated, on the 30th day of May 2006.

Signature	Title	Date

/s/ David Mahlab —————————————— David Mahlab	Chief Executive Officer and Director	May 30, 2006

* —————————————— Moshe Eisenberg	Chief Financial Officer (Principal Accounting and Financial Officer)	May 30, 2006

* —————————————— Yoel Gat	Chairman of the Board of Directors	May 30, 2006

* —————————————— Yaron Simler	President and Director	May 30, 2006

* —————————————— Jackie Goren (Rozenblum).	Director	May 30, 2006

* —————————————— Michael Anghel	Director	May 30, 2006

* —————————————— Louis Silver	Director	May 30, 2006

* —————————————— Izhak Tamir	Director	May 30, 2006

Authorized Representative in the United States:

Scopus Video Networks Inc.

By: * —————————————— Yaron Simler Worldwide President

*By:	/s/ David Mahlab
—————————————— David Mahlab As Attorney-in-fact, pursuant to powers of attorney filed herewith or previously filed with the Securities and Exchange Commission

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Registrant's 2001 Amended and Restated Share Option Plan

4.2	2000 Employee Incentive Share Option Plan (incorporated by reference to Exhibit 10.7 from the Company's Form F-1 dated November 18, 2005).

4.3	Executive Option Plan (Executive Option Plan (incorporated by reference to Exhibit 10.9 from the Company's Form F-1 dated November 18, 2005).

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.*

23.1	Consent of Gross Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in Exhibit 5.1)*

23.2	Consent of Brightman Almagor & Co.

24.1	Power of Attorney (see Signature Page)*

* Previously filed